Exhibit 4.49

English Translation

Supplementary Agreement on Interactive Entertainment Marketing Cooperation Agreement

CN: TJKS-OS-2014-089-Supplementary

This agreement is concluded and signed by the following two parties on September 15, 2014:

Party A: Shanghai Qinhe Internet Technology Software Development Co., Ltd

Party B: Kusheng (Tianjin) Technology Co., Ltd

Whereas, both parties concluded and signed the Interactive Entertainment Agreement (Numbered TJKS-OS-2014-089, hereinafter referred to as “Original Contract”) on May 4, 2014. Now, the two parties hereof, with regard to the modification on the terms of Original Contract, reach the supplementary terms as follows by consensus:

1.                                      Both parties, on the basis of the agreed terms of Original Contract, agree to add the following cooperation contents: Party B should provide Party A with the channel named “is how real-time video broadcast”(domain name: is how. ku6. com) (hereinafter referred to as “Cooperation Channel”)for the use of Party A; and Party A, based on the domain name, master station entrance of the Cooperation Channel (hereinafter referred to as “Resource Costs”) provided by Party B, is responsible for setting up the Cooperation Channel (including bandwidth, server etc.) and the normal operation of this channel; in consideration of increase of the cooperation contents, both parties agree to make corresponding alteration in respect of the clause of revenue sharing contained in the Original Contract, for details see Annex of this Supplementary Agreement.

2.                                      Change Paragraph 1, Article Ten of the Original Contract into: 1. The valid term of this cooperation commences on May 4, 2014 and ends on December 31, 2015.

3.                                      Both parties agree to implement the Supplementary Agreement and relevant terms of the Original Contract within the term of cooperation.

4.                                      Other terms of Original Contract remains unchanged and continues to keep effective.

Both parties confirm that if any term of this Supplementary Agreement is inconsistent with the terms of the Original Contract, this Supplementary Agreement shall prevail. Any matter not covered herein should be implemented in accordance with Original Contract.

5.                                      This agreement shall come into effect from the date of signature and seal by both Parties. This agreement shall be in four counterparts, with each party holding two counterparts respectively, and each counterpart shall have the same legal effect.

6.                                      The effect of this Supplementary Agreement shall be retroactive to July 1, 2014.

Party A:   Shanghai Qinhe Internet Technology Software Development Co., Ltd

(Stamp) [seal]

Party B:   Kusheng (Tianjin) Technology Co., Ltd

(Stamp)[seal]